Exhibit 9

AMENDED AND RESTATED

AIRNET BONUS PROGRAM

DATED AND EFFECTIVE AUGUST 13, 2003

The Amended and Restated AirNet Bonus Program (the “BONUS PROGRAM”) shall consist of an Acquisition Bonus Program for Employees and a Management Bonus Program, each described below. This BONUS PROGRAM replaces the Amended and Restated AirNet Bonus Program dated and effective August 13, 2002.

I. BONUS PROGRAM FOR EMPLOYEES TIED TO SALE OF CONVERTIBLE NOTES OTHER THAN IN CONNECTION WITH THE SALE OF THE COMPANY.

AirNet Communications Corporation has issued secured convertible promissory notes in the aggregate amount of $16,000,000 (“Convertible Notes”) to TECORE, Inc. (“Tecore”) and to SCP Private Equity Partners II, LLP (“SCP”) (SCP and Tecore, and any of their affiliates who acquire an interest in the respective Convertible Notes each referred to as a “Noteholder” and together referred to as “Noteholders”). The employee share under this Bonus Program tied to the sale of Convertible Notes (“CNBP”) shall be ten percent (10%) (“Allocation Amount”) calculated as a percentage of the aggregate proceeds in excess of the principal balance and related accrued and unpaid interest then outstanding under the Convertible Note (or portion of a Convertible Note sold) and paid to any Noteholder in connection with the sale by such Noteholder to any party of all or any portion of the Convertible Notes, other than in connection with a Sale of the Company (as defined below). By way of illustration: (a) if the principal balance under a Convertible Note is $9,000,000 and the amount of accrued and unpaid interest is $1,000,000 and a Noteholders sells 100% of the Convertible Note for $20,000,000, the Sale of Note Proceeds (defined below) available for distribution to the Noteholder in connection with their sale of all of the Convertible Note would be $10,000,000, and $1,000,000 would be allocated to the CNBP; and (b) if the principal balance then outstanding under a Convertible Note is $9,000,000 and the amount of accrued and unpaid interest is $1,000,000 and a Noteholder sells one half of the Convertible Note for $7,000,000, the Sale of Note Proceeds available for distribution to the Noteholder would be $2,000,000 (the amount in excess of one half of the principal balance or $4,500,000 plus one half of the related accrued and unpaid interest, or the amount in excess of $5,000,000) and the Allocation Amount to be allocated to the CNBP would be 10% of $2,000,000 or $200,000.

The obligation of the Noteholders to fund the CNBP is contained in the Tag Along Allocation Agreement dated as of August 13, 2003 by and among the Company and the Noteholders (the “Tag Along Allocation Agreement”). If either or both of the Noteholders receive consideration other than cash for the sale of the Convertible Notes other than in connection with the Sale of the Company then the CNBP may be funded in-kind in the same proportion the Noteholders receive in-kind consideration. Whether in cash or in-kind the Company shall withhold payroll taxes at the time of the distribution of the Allocation Amount available for distribution under this CNBP in the minimum amount required by law (unless an Eligible Employee requests additional withholding) in compliance with all applicable Internal Revenue Service (“IRS”) and other regulations. If the distribution is other than in cash then the Company shall withhold stock or property equal to the withholding amount at the transaction value in compliance with IRS regulations or other regulations. The

Company shall remit payment to the IRS and applicable taxing authorities in accordance with applicable IRS and other regulations.

II. MANAGEMENT AND EMPLOYEE BONUS PROGRAM IN CONNECTION WITH THE SALE OF THE COMPANY.

In the event of the Sale of the Company (as defined below), ten percent (10%) of the Net Proceeds to Securityholders (as defined below) will be allocated by the Company to the Management and Employee Bonus Program (“MBP”).

If the Securityholders of the Company receive consideration other than cash in connection with the Sale of the Company then the MBP may be funded in-kind in the same proportion the Securityholders of the Company receive in-kind consideration in connection with the Sale of the Company. By way of illustration, if the Acquisition Price is $31,000,000 and the Net Proceeds to Securityholders is $29,000,000, then $2,900,000 would be allocated to the MBP.

The obligation of the Noteholders to fund the MBP is contained in the Tag Along Allocation Agreement. This obligation shall be reduced to the extent the amounts payable to Eligible Employees is reduced due to such Employees’ In-the-money Options as described in Paragraph 3 below. Whether in cash or in-kind the Company shall withhold payroll taxes at the time of the distribution of the Net Proceeds to Securityholders available for distribution in the minimum amount required by law (unless an Eligible Employee requests additional withholding) in compliance with all applicable IRS and other regulations. If the distribution is other than in cash then the Company shall withhold stock or property equal to the withholding amount at the transaction value in compliance with IRS regulations or other regulations. The Company shall remit payment to the IRS and applicable taxing authorities in accordance with applicable IRS and other regulations.

III. DEFINITIONS.

“SALE OF NOTE PROCEEDS” shall mean the proceeds paid to Noteholders for the sale of all or any portion of the Convertible Notes by the Noteholders, other than in connection with the Sale of the Company, in excess of the amount of the then outstanding principal balance and related accrued unpaid interest payable under the Convertible Notes sold or such portion of the Convertible Notes so sold, if only a portion is sold.

“SECURITIES” of the Company shall mean shares of common stock, preferred stock, or securities convertible into shares of common stock or preferred stock, including options, warrants, the Convertible Notes, and any other convertible notes.

“SECURITYHOLDERS” shall mean holders of the Company’s then outstanding Securities.

“NET PROCEEDS TO SECURITYHOLDERS” shall mean the net sales proceeds available for distribution to the Company’s Securityholders in connection with the Sale of the Company, after deducting from the Acquisition Price transaction expenses relating directly to the Sale of the Company including attorneys fees, accounting fees, and underwriting or brokerage commissions; provided that if a Noteholder or the Noteholders sell all or any portion of their Convertible Notes in connection with a Sale of the Company, (or if a Noteholder or the Noteholders receive sales proceeds in satisfaction of the indebtedness represented by their Convertible

Notes) only the proceeds payable to such Noteholders in excess of the amount of the then outstanding principal balance and related accrued unpaid interest payable under the Convertible Notes sold or such portion of the Convertible Notes so sold shall be included in NET PROCEEDS TO SECURITYHOLDERS.

“SALE OF THE COMPANY” shall mean (i) a sale or exchange of all or substantially all of the assets of the Company (including a sale, disposition, or exchange in a liquidation but excluding any such sale or exchange to a direct or indirect subsidiary (“Successor Subsidiary”) of the Company) by the Company or by a Successor Subsidiary or (ii) a sale or exchange of all or substantially all of the outstanding capital stock of the Company or Successor Subsidiary resulting in a Change of Control of the Company or Successor Subsidiary, or (iii) a merger, consolidation or other business combination (excluding any issuance of previously un-issued voting securities from the Company in connection with an investment in the Companyby a Noteholder or any third party or exercise of conversion rights by a Noteholder) resulting in a Change of Control of the Company or Successor Subsidiary, as a result of which the Company or the Successor Subsidiary is not the continuing or surviving corporation.

“CHANGE OF CONTROL” means the acquisition by any individual, entity or group of 50% or more of the outstanding voting securities of the Company or 50% or more of the combined voting power of then outstanding voting securities of the Company entitled to vote generally in the election of directors.

“ACQUISITION PRICE” means the aggregate sum of money and/or fair market value of property (valued as of the date of closing) to be paid by an acquiring party to the Company or to its Securityholders in connection with a Sale of the Company. For purposes of the Bonus Program, if the acquiring party is then a current Securityholder or an affiliate of a current Securityholder (“CURRENT SECURITYHOLDER ACQUIRING PARTY”) which is (a) acquiring the assets of the Company in a transaction in which the Current Securityholder Acquiring Party receives no distribution of money or property with respect to its Securities or a distribution which is less than the per-share amount received by other Securities holding the same class or series of Securities, on an as-converted basis, (b) engaging in a merger, consolidation or other business combination with the Company in which the Company is not the continuing or surviving corporation and in which the Current Securityholder Acquiring Party receives no money or property in exchange for its Securities or an amount of money or property which is less than the per-share amount received by other Securityholders holding the same class or series of Securities, on an as-converted basis, or (c) acquiring Company Securities from Securityholders but not from itself or the current Securityholder affiliated with the Current Securityholder Acquiring Party, the amount of the Acquisition Price shall include the value of the shares of Company common stock held by such Current Securityholder Acquiring Party or underlying any Convertible Notes or other convertible Securities held by such Current Securityholder Acquiring Party based on the same value per share that will be paid or distributed to Securityholders owning the same class or series of shares, Convertible Notes or other convertible securities.

Should a Current Securityholder Acquiring Party be the purchaser in a Sale of the Company and that party does not receive, or waives its right to receive, all or any portion of the purchase price otherwise payable to Securityholders, then and only in that event, the Net Sales Proceeds to Securityholders shall include the value of the Company Securities held by such Current Securityholder Acquiring Party based on the same value per share that will be paid or distributed to Securityholders owning the same class or series of shares, Convertible Notes or other convertible securities (the “Value Adjustment”). The payment of bonuses applicable to the Value Adjustment is an obligation of the Company and shall not reduce the amount of Net Proceeds to Securityholders otherwise payable to Securityholders other than the Eligible Employees hereunder.

THE CNBP AND THE MBP SHALL BE ADMINISTERED AS FOLLOWS:

1. Only employees (the “ELIGIBLE EMPLOYEES”) designated by the Company’s Chief Executive Officer, with the review and approval of the Compensation Committee and the Company’s Board of Directors (the “BOARD”) shall be entitled to participate in the CNBP and the MBP.

2. Anything contained herein to the contrary notwithstanding, the total amount allocable to the Eligible Employees from the CNBP shall not exceed ten percent (10%) of the Sale of Note Proceeds and the total amount allocable to the Eligible Employees from the MBP shall not exceed ten percent (10%) of the Net Proceeds to Securityholders.

3. All amounts payable from the MBP to an Eligible Employee shall be reduced by an amount equal to the value of the difference between the exercise price of each Company common stock option (“IN-THE-MONEY OPTIONS”) held by such Eligible Employee that is “in-the-money” and the price of an underlying share of the Company’s common stock (the “PER-SHARE PRICE”); provided the shares underlying the In-the-Money Options are purchased by the acquiring party in connection with the Sale of the Company. Such Per-Share Price shall be calculated by dividing the Net Proceeds to Securityholders by the number of shares of the Company’s common stock deemed to be outstanding just prior to the Sale of the Company, including shares underlying Convertible Notes, if any, and all In-The-Money Options. Options exercised from and after the effective date of this Amended and Restated Bonus Program and preceding a Sale of the Company shall be included in the calculation described in this Section 3.

4. The allocation of the Sale of Note Proceeds under the CNBP and the Net Proceeds to Securityholders under the MBP among the Eligible Employees shall be at the discretion the Company’s Chief Executive Officer, with the review and approval of the Compensation Committee and the Board of Directors. Any consideration received by an Eligible Employee pursuant to the Bonus Program shall be in addition to, and shall not reduce or replace, the amount of consideration such Eligible Employee may otherwise be entitled to as a stockholder of the Company.

5. All payments due from the Company to Plan Participants under this Bonus Program, will be made within five (5) business days from the Company’s receipt of the Allocation Amount with respect to the CNBP and within five (5) business days from the closing of a Sale of the Company with respect to the MBP.